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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Centex Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CENTEX CORPORATION

NOTICE OF 2004 ANNUAL MEETING
OF STOCKHOLDERS
and
PROXY STATEMENT

- i -

CENTEX CORPORATION
2728 N. Harwood
Dallas, Texas 75201

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held July 15, 2004

To the Stockholders:

     The annual meeting of stockholders of Centex Corporation will be held in the auditorium of the Dallas Museum of Art, 1717 N. Harwood, in Dallas, Texas on Thursday, July 15, 2004 at 9:00 a.m. (C.D.T.) for the following purposes:

(1)	To elect three directors comprising a class of directors to serve until the 2007 annual meeting of stockholders.

(2)	To vote upon the ratification of the appointment of Ernst & Young LLP as Centex’s independent auditors for fiscal year 2005.

(3)	To consider any other business properly brought before the meeting.

     Our board of directors has fixed the close of business on May 27, 2004 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournments. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the meeting. The transfer books will not be closed.

     You are cordially invited to attend the meeting. Whether or not you expect to attend the meeting in person, you can be sure your shares are represented at the meeting by promptly voting and submitting your proxy by telephone, over the Internet or by completing, signing, dating and returning the accompanying proxy in the enclosed envelope. Your proxy will be returned to you if you choose to attend the meeting and request its return.

By Order of the Board of Directors

RAYMOND G. SMERGE Executive Vice President, Chief Legal Officer and Secretary

Dallas, Texas
June 11, 2004

     Proxies are being solicited by Centex’s board of directors. To ensure representation of your shares at the meeting, you must vote and submit the proxy by telephone, over the Internet or by mail in the manner described in the accompanying proxy.

     All stockholders are encouraged to review the accompanying proxy statement.

CENTEX CORPORATION

PROXY STATEMENT

Annual Meeting of Stockholders
to be Held July 15, 2004

INTRODUCTION

     The accompanying proxy, mailed together with this proxy statement, is solicited by the board of directors of Centex Corporation, a Nevada corporation, for use at the annual meeting of Centex stockholders to be held on July 15, 2004, and at any adjournments. The mailing address of Centex’s executive offices is 2728 N. Harwood, Dallas, Texas 75201. This proxy statement and accompanying proxy are being mailed to stockholders on or about June 11, 2004.

Purposes of the Annual Meeting

     At the meeting, action will be taken on the following matters:

(1)	Election of three directors comprising a class of directors to serve until the 2007 annual meeting of stockholders.

(2)	Ratification of the appointment of Ernst & Young LLP as Centex’s independent auditors for fiscal year 2005.

(3)	Any other business properly brought before the meeting.

     Our board of directors does not know of any matters that may be acted on at the meeting other than the matters described in items (1) and (2).

Recommendation of the Board

     Our board recommends a vote FOR the election of the three nominees for director named in the accompanying proxy and a vote FOR the ratification of the appointment of Ernst & Young LLP as auditors for fiscal year 2005.

ABOUT THE MEETING

Who Can Vote

     Stockholders of record at the close of business on May 27, 2004 may vote at the annual meeting. On that date, the issued and outstanding capital stock of Centex entitled to vote at the meeting consisted of 123,445,523 shares of common stock, par value $.25 per share. Each holder of common stock will be entitled to one vote per share on the election of directors, on the ratification of the appointment of the auditors and on any other matters properly brought before the meeting. There is no cumulative voting.

How You Can Vote

     You can vote your shares at the meeting by voting and submitting the accompanying proxy by telephone, over the Internet, or by completing, signing, dating and returning the proxy in the enclosed envelope.

How Proxies Will be Voted

     Shares represented by valid proxies received by telephone, over the Internet or by mail will be voted at the meeting in accordance with the directions given. If no specific choice is indicated, the shares represented by all valid proxies received will be voted FOR the election of the three nominees for director named in the proxy and FOR the ratification of the appointment of Ernst & Young LLP as auditors for fiscal year 2005.

     Our board does not intend to present, and has no information that others will present, any business at the meeting other than as is set forth in the attached notice of the meeting. However, if other matters requiring your vote come before the meeting, the persons named in the accompanying proxy intend to vote the proxies held by them in accordance with their best judgment in such matters.

How to Revoke Your Proxy

     You have the unconditional right to revoke your proxy at any time prior to the voting thereof by submitting a later-dated proxy, by attending the meeting and voting in person or by written notice to us addressed to Raymond G. Smerge, Secretary, Centex Corporation, 2728 N. Harwood, Dallas, Texas 75201. The revocation will not be effective, however, unless it is received by us at or prior to the meeting. Attending the meeting does not revoke your proxy.

Quorum and Required Vote

     We need a quorum to hold the annual meeting. There is a quorum when the holders of a majority of the total number of shares of Centex common stock entitled to vote at the meeting are present in person or by proxy. Abstentions and, by definition, broker non-votes will be counted as present for the purpose of establishing a quorum.

     The three nominees for director receiving a plurality of the votes cast at the meeting in person or by proxy will be elected. The ratification of the appointment of Ernst & Young LLP as auditors will be approved if the number of votes cast for the proposal exceeds the number of votes cast against the proposal. Abstentions and broker non-votes are not relevant to the election of directors or the ratification of the appointment of Ernst & Young LLP.

Expenses of Soliciting Proxies

     We will bear the cost of soliciting proxies for the meeting. Solicitation may be made by mail, personal interview, telephone or other electronic means by our officers and employees, who will receive no additional compensation for soliciting proxies. We have retained the firm of Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies. Georgeson will receive a fee of approximately $8,500, plus out-of-pocket expenses, for its services. Georgeson will also receive a fee of $5.00 for each telephone call it makes soliciting a proxy. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy material to beneficial owners.

STOCK OWNERSHIP

Management

     We encourage stock ownership by our directors, officers and employees to align their interests with your interests as stockholders. The following table shows the beneficial ownership of Centex common stock, as of May 27, 2004, the record date for the annual meeting, by (a) each of our directors, (b) each of the named executive officers in the Summary Compensation Table under “Executive Compensation – Compensation Tables” on page 19 and (c) all our directors and executive officers as a group. Except as otherwise indicated, all shares are owned directly, and the owner has sole voting and investment power with respect to the shares.

		Amount and Nature of Beneficial Ownership (1)
					Total
					Common
		Common			Stock
		Stock	Stock		Beneficially
		Beneficially	Options		Owned,
		Owned,	Exercisable		Including
		Excluding	Within 60		Options and
		Options and	Days of		Restricted	Percent
		Restricted	Record	Restricted	Stock Listed	of
Name	Position	Stock (2)	Date (3)	Stock (4)	in Table	Class
Barbara T. Alexander	Director	33,066	47,131	3,500	83,697	*

Dan W. Cook III	Director	4,000	211,080	3,500	218,580	*

Leldon E. Echols	Executive Vice President and Chief Financial Officer	11,208	473,634	27,712	512,554	*

Juan L. Elek	Director	–	230,197	3,500	233,697	*

Timothy R. Eller	Chairman of the Board, Chief Executive Officer and Director (5)	229,450 (6)	2,007,411	114,256	2,351,117	1.87%

Thomas J. Falk	Director	4,000	3,460	1,500	8,960	*

Laurence E. Hirsch	(7)	2,237,582	2,627,006	–	4,864,588	3.86%

Clint W. Murchison, III	Director	75,620	155,862	3,500	234,982	*

Frederic M. Poses	Director	–	13,783	3,500	17,283	*

David W. Quinn	Director	49,240	290,665	1,500	341,405	*

Thomas M. Schoewe	Director	5,200	16,265	1,500	22,965	*

Raymond G. Smerge	Executive Vice President, Chief Legal Officer and Secretary	57,271	149,430	8,464	215,165	*

Robert S. Stewart	Senior Vice President – Strategic Planning and Marketing	22,776	173,720	14,782	211,278	*

Paul T. Stoffel	Director	496,378	189,367	3,500	689,245	*

All directors and executive officers as a group (15 persons)(8)		1,001,482 (6)	4,056,681	190,714	5,248,877	4.11%

*	Less than 1%.

(1)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person is deemed to have “beneficial ownership” of shares of Centex common stock that the person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares of Centex common stock held by each person or group of persons named in the table, any shares that such person or persons have the right to acquire within 60 days are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	The amounts shown in this column include the following shares of Centex common stock: (a) shares held for the accounts of such individuals in the Centex Common Stock Fund under our Profit Sharing and Retirement Plan, which we refer to as the Profit Sharing Plan, as follows: Mr. Eller – 12,340 shares; Mr. Hirsch – 10,882 shares; Mr. Quinn – 8,440 shares; Mr. Smerge – 4,503 shares; and all directors and executive officers as a group – 25,925 shares; (b) shares held by certain family limited partnerships as to which such individuals have or share voting or investment power, as follows: Mr. Eller – 164,800 shares; Mr. Falk – 4,000 shares; Mr. Hirsch – 480,000 shares; and all directors and executive officers as a group – 168,800 shares; and (c) for Mr. Smerge, 2,400 shares held by Mr. Smerge as trustee of a trust for the benefit of one of his children and as to which he has sole voting and investment power.

(3)	The amounts shown in this column consist of shares of Centex common stock that may be acquired by such individuals pursuant to the exercise of stock options granted to them under our 1987 Stock Option Plan or 2001 Stock Plan and exercisable on May 27, 2004 or within 60 days thereafter.

(4)	The amounts shown in this column consist of shares of restricted Centex common stock held by such individuals subject to the terms and conditions of our 2001 Stock Plan. The restricted stock vests over time according to the schedule set forth in the restricted stock award. The restricted stock is subject to forfeiture and may not be sold or transferred during the vesting period. Holders of shares of restricted stock have the right to vote and receive dividends on the shares.

(5)	Mr. Eller also serves as president and chief operating officer of Centex.

(6)	Includes 40,910 shares of Centex common stock that Mr. Eller has the right to receive upon payout of deferred stock units held by him that were vested on May 27, 2004 or will vest within 60 days thereafter. The deferred stock units were awarded to Mr. Eller under our Long Term Incentive Plan, which we refer to as the LTIP. These awards are described in more detail in the Summary Compensation Table. The amount shown for the directors and executive officers as a group also includes 12,631 shares of Centex common stock that another executive officer has the right to receive upon payout of LTIP deferred stock units vested on May 27, 2004 or that will vest within 60 days thereafter.

(7)	Mr. Hirsch is our former chairman of the board and chief executive officer. He retired from Centex effective March 31, 2004. Mr. Hirsch is included as a named executive officer in the Summary Compensation Table because he served as our chief executive officer during fiscal year 2004.

(8)	Does not include Mr. Hirsch.

Principal Stockholders

     The following table sets forth information regarding the only persons we know of that beneficially own more than five percent of our common stock.

	Common Stock Beneficially Owned
		Percent
Name and Address	Number of Shares (1)	of Class
Barclays Global Investors, NA	10,789,482	8.74%
and other reporting entities (2) 45 Fremont St. San Francisco, CA 94105

Greenhaven Associates, Inc. (3)	8,139,600	6.59%
Three Manhattanville Rd. Purchase, NY 10577

(1)	For purposes of this table, the share ownership numbers as of December 31, 2003 disclosed in the Schedule 13G filings described in footnotes 2 and 3 below have been adjusted by us to take into account the two-for-one split of Centex common stock effected in March 2004.

(2)	Based solely on information contained in a Schedule 13G filed by Barclays Global Investors, NA and certain other Barclays entities with the Securities and Exchange Commission on February 13, 2004 with respect to shares of Centex common stock beneficially owned as of December 31, 2003, but calculating the percentage shown by dividing the number of such shares of Centex common stock by the total number of shares of Centex common stock issued and outstanding on May 27, 2004. In the Schedule 13G, the reporting entities do not affirm the existence of a group. The Schedule 13G discloses that the reporting entities, taken as a whole, had sole voting power as to 9,637,860 shares and sole dispositive power as to 9,642,660 shares, and did not have shared voting or dispositive power as to any shares. The other Barclays reporting entities are Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Life Assurance Company Limited, Barclays Bank PLC, Barclays Capital Securities Limited, Barclays Capital Inc., Barclays Private Bank & Trust (Isle of Man) Limited, Barclays Private Bank and Trust (Jersey) Limited, Barclays Bank Trust Company Limited, Barclays Bank (Suisse) SA and Barclays Private Bank Limited.

(3)	Based solely on information contained in a Schedule 13G filed by Greenhaven Associates, Inc. with the Securities and Exchange Commission on January 8, 2004 with respect to shares of Centex common stock beneficially owned as of December 31, 2003, but calculating the percentage shown by dividing the number of such shares of Centex common stock by the total number of shares of Centex common stock issued and outstanding on May 27, 2004. According to the Schedule 13G, such number includes 2,095,000 shares over which Greenhaven had both sole voting power and sole dispositive power, and 6,044,600 shares over which Greenhaven had shared dispositive power.

ELECTION OF DIRECTORS AND RELATED MATTERS

     Our board of directors currently consists of ten members and one vacancy, and is divided into three classes. The directors in each class hold office for staggered terms of three years each. Each class of directors is to consist, as nearly as possible, of one-third of the total number of directors constituting the board. There are presently four directors in the class whose term expires at the upcoming annual meeting of stockholders, three directors in the class whose term expires at the 2005 annual meeting of stockholders and three directors in the class whose term expires at the 2006 annual meeting. Each director holds office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal.

     Laurence E. Hirsch, our former chairman of the board and chief executive officer, retired as an employee and resigned as chairman of the board, chief executive officer and a director of Centex effective March 31, 2004. We wish to acknowledge with gratitude the many years of Mr. Hirsch’s dedicated service and leadership to Centex and his many contributions to Centex’s success.

     Paul T. Stoffel, a current member of our board whose term expires at the upcoming annual meeting, having reached the age of 70, is not standing for re-election at the meeting, and will retire from the board upon expiration of his term. Mr. Stoffel’s retirement is consistent with our corporate governance guidelines, which provide that persons who are 70 years of age or older are ineligible to stand for election as a director. We thank Mr. Stoffel for his years of exemplary service on the board.

     The board is giving active consideration to filling the vacancies created by the retirements of Messrs. Hirsch and Stoffel.

     At the upcoming annual meeting, you will be asked to consider for election as directors Mr. Clint W. Murchison, III, Mr. Frederic M. Poses and Mr. David W. Quinn, each to hold office for a term ending at the 2007 annual meeting of stockholders. Each of these persons has been nominated for continued service as a director by the corporate governance and nominating committee of our board after consideration of the criteria described under “Corporate Governance and Related Matters – How the Director Nomination Process Works at Centex” on page 13. Unless other instructions are indicated on a proxy, shares represented by all valid proxies received will be voted for the election of the three nominees for director or, if any of the nominees becomes unavailable (which we do not anticipate), for such substitute nominees as our board designates. A plurality of votes cast at the annual meeting, in person or by proxy, is required to elect the nominees. Our board recommends that you vote FOR the election of the nominees. The biographical information appearing below regarding the nominees and the continuing directors has been furnished to us by the respective nominees and directors.

     Our board of directors has determined, upon the recommendation of the corporate governance and nominating committee, that all members of the board, other than the two members who are present or former executive officers of Centex, are “independent” in accordance with the standards of director independence established under our corporate governance guidelines. Independence for these purposes means that a director satisfies the independence requirements of the Securities Exchange Act of 1934, the rules adopted by the Securities and Exchange Commission and the corporate governance and other listing standards of the New York Stock Exchange.

Nominees for Director Standing for Election

     Clint W. Murchison, III, 57, has been a director since 1979 and is a member of the compensation and management development committee of our board. For more than the past five years, Mr. Murchison has been engaged in private real estate development and other investments as his principal business.

     Frederic M. Poses, 61, has been a director since July 2001 and is a member of the audit committee, corporate governance and nominating committee, and executive committee of our board. He is also our lead director. Mr. Poses has been chairman and chief executive officer of American Standard Companies Inc. since January 2000 and has served as a director of that company since October 1999. Before that time, beginning in 1998, he was president and chief operating officer of Allied Signal, Inc., where he had spent his entire 30-year business career, starting as a financial analyst in 1969 and serving in various other capacities, including president of the Engineered Materials business beginning in 1988. He was also a director of Allied Signal, Inc. from 1997 until October 1999. Mr. Poses also serves as a director of Raytheon Company.

     David W. Quinn, 62, has been a director since 1989 and is a member of the executive committee of our board. He retired as vice chairman of our board and an employee of Centex on March 31, 2002. Mr. Quinn was elected vice chairman of the board in May 1996 and was our chief financial officer from February 1987 until June

1997 and from October 1997 through May 2000. Mr. Quinn served as executive vice president of Centex from February 1987 until his election as vice chairman of the board. Mr. Quinn is also a director of Eagle Materials Inc. (formerly known as Centex Construction Products, Inc.) and ElkCorp.

Continuing Directors

     Term Expiring in 2005

     Barbara T. Alexander, 55, has been a director since 1999 and is chair of the audit committee of our board. She is an independent consultant. From October 1999 until January 20, 2004, Ms. Alexander served as a senior advisor of UBS Securities and its predecessors, which we refer to as UBS. Before that time, beginning in January 1992, she served as a managing director of UBS, where she managed the Construction and Furnishings Group (North America) in the corporate finance department. Prior to joining UBS, Ms. Alexander was a managing director in the corporate finance department of Salomon Brothers. Ms. Alexander is past chairman of the board of the Joint Center for Housing Studies at Harvard University and is currently a member of that board’s executive committee and an executive fellow of the Joint Center for Housing Studies at Harvard University. She serves on the boards of directors of Habitat for Humanity International and HomeAid America. Ms. Alexander also serves as a director of Harrah’s Entertainment, Inc. and Burlington Resources, Inc.

     Juan L. Elek, 60, has been a director since 1995 and is chair of the corporate governance and nominating committee of our board. Mr. Elek is founder and co-chairman of the Mexican investment banking firm of Elek, Moreno, Valle y Asociados, where he has served since 1984. From 1978 through 1984, Mr. Elek held various positions with Banamex Financial Group, including adjoining managing director and head of international banking. Mr. Elek is currently on the board of trustees of Southern Methodist University.

     Timothy R. Eller, 55, is chairman of the board, chief executive officer, president and chief operating officer of Centex and chair of the executive committee of our board. Mr. Eller has been a director since July 2002. He was elected our chairman of the board and chief executive officer effective April 1, 2004, and has served as our president and chief operating officer since April 2002. Mr. Eller joined Centex Homes’ Illinois operations in 1973 and was named project manager for the Illinois division in 1975. He became vice president of the Minnesota division in 1977 and the division’s president in 1981. He was named an executive vice president of Centex Real Estate Corporation in 1985 and elected as that company’s president and chief operating officer in January 1990. In July 1991, he was named president and chief executive officer of Centex Homes and assumed the position as chairman of Centex Homes in April 1998, serving through April 2003. In August 1998, Mr. Eller was named executive vice president of Centex, serving until April 2002.

     Term Expiring in 2006

     Dan W. Cook III, 69, has been a director since 1993 and is a member of the compensation and management development committee and the corporate governance and nominating committee of our board. Mr. Cook has been engaged in private investments as his principal business for more than the past five years. He was a senior director of Goldman, Sachs & Co. from 1999 to 2001. From 1992 until 1999, Mr. Cook was a limited partner of The Goldman Sachs Group, L.P., and from 1977 until 1992, he was a general partner of Goldman, Sachs & Co. Mr. Cook is also a director of Brinker International, Inc. and a senior advisor to MHT Partners.

     Thomas J. Falk, 45, has been a director since May 2003 and is a member of the audit committee of our board. He is chairman of the board and chief executive officer of Kimberly-Clark Corporation, having been elected chairman in 2003 and chief executive officer in 2002. Mr. Falk served as president of Kimberly-Clark from 1999 until his election as chairman in 2003, and served as chief operating officer of that company from 1999 until his election as chief executive officer in 2002. Mr. Falk previously had been elected group president-global tissue, pulp and paper of Kimberly-Clark in 1998, where he was responsible for Kimberly-Clark’s global tissue businesses. Earlier in his career, Mr. Falk had responsibility for Kimberly-Clark’s North American infant care, child care and wet wipes businesses. Mr. Falk joined Kimberly-Clark in 1983 and has held other senior management positions in that company. He also serves on the board of directors of the University of Wisconsin Foundation and as a trustee of the Boys & Girls Clubs of America.

     Thomas M. Schoewe, 51, has been a director since October 2001 and is chair of the compensation and management development committee of our board. He is the executive vice president and chief financial officer of Wal-Mart Stores, Inc., where he has served since January 2000. Prior to joining Wal-Mart Stores, Mr. Schoewe spent 14 years at Black and Decker Corp., most recently as senior vice president and chief financial officer. Previously, he had a 12-year career with Beatrice Companies, where he was chief financial officer and controller of Beatrice Consumer Durables, Inc. A native of the Chicago area, Mr. Schoewe is a graduate of Loyola University of Chicago, where he earned a BBA degree in finance. He also attended the University of Chicago’s executive MBA program and is a member of the Financial Executives Institute.

Board Meetings

     During the fiscal year ended March 31, 2004, our board held four regularly scheduled meetings and one special meeting, and each director attended all of the meetings of the board. In addition, all directors attended all their respective committee meetings except as otherwise noted under “Board Committees” below.

Director Attendance at Annual Stockholder Meetings

     In accordance with our corporate governance guidelines, all directors are expected to be present at the annual meeting of stockholders. All directors who were serving at the time attended our 2003 annual meeting of stockholders.

Board Compensation

     Board members who are not employees of Centex or any of its subsidiaries receive compensation for their services in the form of cash, stock options and restricted stock. This compensation includes a fee of $130,000 per year, of which one-half must be received in the form of an option to purchase shares of Centex common stock. Each non-employee director may elect to receive all or a portion of the remaining $65,000 in cash or in an additional option to purchase common stock. The exercise price of the options is equal to the closing price of Centex common stock on the New York Stock Exchange on the date of grant. The number of shares covered by the options is determined by valuing the options on the date of grant using the Black-Scholes method. The options are fully exercisable beginning on the date of grant and have a seven-year term. The options are granted in May on the date long-term incentive compensation awards are approved for the prior fiscal year.

     Each non-employee director also receives an annual grant of 1,500 shares of restricted stock (taking into account the two-for-one split of Centex common stock effected in March 2004). The first annual grant was made in July 2003. The shares of restricted stock vest in full on the third anniversary of the date of grant, but are subject to forfeiture prior thereto if the director leaves the board or engages in or acquires certain interests in a business that competes with Centex’s business operations. However, all the shares of restricted stock will vest immediately if the non-employee director’s service on the board terminates because of the director’s death or disability or the director’s retirement with the consent of the board or at age 70 or older.

     Each non-employee committee chair receives $15,000 per year for chairing a board committee. Beginning in fiscal year 2005, Centex’s lead director receives $25,000 per year for serving as lead director. All board members are reimbursed for reasonable expenses of attending meetings. Directors who are employees of Centex or its subsidiaries receive no compensation for board service.

Board Committees

     The board’s standing committees include the audit committee, the corporate governance and nominating committee, which we sometimes refer to as the governance committee, and the compensation and management development committee, which we sometimes refer to as the compensation committee. Brief descriptions of these committees and their principal functions are set forth below. The descriptions below are qualified in their entirety by the full text of the charters of the committees. These charters were adopted by our board and are available on our website at http://www.centex.com.

     The board has determined that each member of the audit committee, the governance committee and the compensation committee is independent in accordance with the standards of director independence established under our corporate governance guidelines. In addition, the board has determined that each member of the audit committee is an “audit committee financial expert” within the meaning of the rules of the Securities and Exchange Commission.

     Audit Committee

     The members of the audit committee are directors Alexander, who chairs the committee, Falk, Poses and Stoffel. Mr. Stoffel will leave the committee upon his retirement from the board at the upcoming annual meeting. Currently, the board has no plans to replace Mr. Stoffel on the committee.

     Pursuant to its charter, the audit committee assists the board in its general oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the independent auditors’ qualifications and independence and (4) the performance of our internal audit function and independent auditors.

     The following are certain key responsibilities of the committee:

•	the selection, appointment, compensation, evaluation, retention and oversight of the work of any independent auditors engaged to prepare or issue an audit report or related work or perform other audit, review or attest services for us, including pre-approval of all audit engagement fees and all non-audit services,

•	the establishment of procedures for (1) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and (2) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters,

•	discuss our annual audited financial statements and quarterly financial statements and other significant financial disclosures (including press releases and financial information and earnings guidance provided to analysts and rating agencies) with management and our independent auditors,

•	discuss policies with respect to risk assessment and risk management,

•	prepare the report required to be included in our annual proxy statement regarding review of financial statements and auditor independence (the report for fiscal year 2004 is included under “Audit Committee Report” on page 27), and

•	review and reassess at least annually the adequacy of the committee’s charter and recommend appropriate changes to the board.

     The audit committee also reviews our corporate compliance program. At least once each quarter, the committee meets separately with the independent auditors and with members of our internal audit staff, outside the presence of our management or other employees, to discuss matters of concern, to receive recommendations or suggestions for change and to exchange relevant views and information.

     During the last fiscal year, the committee held six meetings that were attended by all members except Mr. Poses, who missed one meeting, and Mr. Stoffel, who missed three meetings. For the meetings they were unable to attend, Mr. Poses and Mr. Stoffel had reviewed and taken the same position as the rest of the committee on the meeting topics in advance of the meetings.

     Corporate Governance and Nominating Committee

     The members of the governance committee are directors Elek, who chairs the committee, Cook and Poses. Pursuant to its charter, the governance committee provides advice and counsel to the board and management regarding, and oversight of, Centex’s governance, including the selection and compensation of directors and the board’s practices and effectiveness. Centex’s director nomination process is described under “Corporate Governance and Related Matters – How the Director Nomination Process Works at Centex” on page 13. The committee has retained an executive search firm to advise it on potential director candidates. During the last fiscal year, the committee held four meetings that were attended by all members.

     Compensation and Management Development Committee

     The members of the compensation committee are directors Schoewe, who chairs the committee, Cook and Murchison. Pursuant to its charter, the compensation committee assists the board in:

•	assessing whether our various compensation programs are designed to attract, motivate and retain the senior management necessary for us to deliver consistently superior results and are performance-driven, market-based and stockholder-aligned,

•	the board’s oversight of specific incentive compensation plans adopted by Centex, with the approval of the committee, including stock plans, a supplemental executive retirement plan and short-term and long-term incentive compensation plans for members of our senior management and senior management of our principal subsidiaries,

•	assessing the effectiveness of succession planning relative to our senior management and that of our principal subsidiaries,

•	the board’s approval, review and oversight of our benefit plans, and

•	the board’s oversight of the performance and compensation of our chief executive officer and the other members of our senior management team.

     The committee has retained an independent executive compensation consultant to assist it. During the last fiscal year, the committee held four meetings that were attended by all members. In addition, the committee acted by unanimous written consent in lieu of meeting one time during the year.

CORPORATE GOVERNANCE AND RELATED MATTERS

What Corporate Governance Means at Centex

     We believe that good corporate governance is an important aspect of our long-term business success. Reflecting its commitment to continuous improvement, our board reviews our governance practices on an ongoing basis to ensure that these practices promote stockholder value. This review has resulted in several recent changes, including the adoption of our new business relationships policy that enhances our director independence standards. These changes are detailed below along with other highlights of what corporate governance means at Centex. For more information, please refer to the corporate governance section of our website, which is located at http://www.centex.com.

     Directors who are outstanding business leaders. We are proud of the vibrant, engaged people that sit on our board. Each Centex director demonstrates exceptional ability and judgment, and has substantial experience that is relevant to Centex. Our board is comprised of business leaders with outstanding records of professional accomplishment in the home building, real estate development, manufacturing, investment banking, consumer products and retail merchandising industries. To ensure that the board maintains this standard of excellence, directors are required to tender a resignation to the board if there is a material change in his or her personal circumstances (including a change in principal job responsibilities). The board then decides whether the resignation should be accepted.

     A majority of independent directors. Independent judgment is the cornerstone of an effective board. Independent directors must always comprise a majority of the Centex board. “Independent” means that a director satisfies the independence requirements of the Securities Exchange Act of 1934, the rules adopted by the Securities and Exchange Commission and the corporate governance and other listing standards of the New York Stock Exchange. The board has also adopted a business relationships policy, which requires the governance committee to determine if a particular business relationship impacts, or has the potential to impact, a director’s independence. In May 2004, the board affirmatively determined that all of our current board members are independent, except for Mr. Eller, who is a Centex employee, and Mr. Quinn, who is a former Centex employee.

     Our non-employee directors (which currently constitute all our directors, except Mr. Eller) meet immediately after all board meetings without management present, and our independent directors schedule at least one executive session every year. Our audit, compensation and governance committees are each comprised entirely of independent directors. There are no interlocking directorships, and none of our independent directors receives any consulting, advisory or any other non-director compensatory fees from Centex.

     An independent lead director. Frederic M. Poses, the chief executive officer of American Standard Companies Inc., is our lead director. He makes recommendations to the board regarding the structure of meetings; recommends matters for the board to consider; and sets each board meeting agenda with Mr. Eller. He also determines appropriate materials to be provided to our directors; serves as an independent point of contact for stockholders wishing to communicate with the board; assigns tasks to the appropriate committees; and, with the approval of the governance committee, oversees the annual evaluation of the board and its committees. He also presides at all executive sessions of the non-employee directors and the independent directors and, along with Messrs. Eller and Quinn, is a member of the executive committee of the board.

     Directors and executive officers that are Centex stockholders. Our directors and executive officers own significant amounts of Centex common stock. Every year, our non-employee directors receive 1,500 shares of restricted Centex common stock. Non-employee directors also must receive at least 50% (or, at the director’s option, a greater percentage) of their annual fee in the form of an option to purchase shares of Centex common stock. The board has also adopted stock ownership guidelines for our senior management team. The policy provides for minimum share ownership targets ranging from shares having a market value of one and one-half times the base salary of the senior vice president of strategic planning and marketing to five times the base salary of the chief executive officer. Currently, Messrs. Eller, Smerge and Stewart have met the guidelines, and Mr. Echols has until May 2008 to meet the guidelines. For more information on stock ownership of our directors and executive officers, please see the table under “Stock Ownership – Management” on page 4.

     An engaged board that acts in your best interests. Our board strives to consider stockholder interests consistently in decisions that may have a significant impact on stockholders. To ensure full participation, our directors are expected to be present at the annual meeting of stockholders, each board meeting and all of their assigned committee meetings, absent unusual or unexpected circumstances. Directors are expected to be fully prepared and review the materials distributed prior to board and committee meetings. All directors can place items on the board agenda.

     In addition, no member of our audit committee may serve as a member of the audit committee of more than two other public companies. If a member of our audit committee serves as a member of the audit committee of another public company, the member must deliver a written statement to our board and the audit committee on an annual basis describing the time commitment required for such member to serve on the audit committee of the other public company and any expected changes in such time commitment during the next year.

     Emphasis on business integrity. Our audit, compensation and governance committees all have committee charters. Our board has adopted a set of corporate governance guidelines, and updates them regularly. The board supports “The Centex Way: A Guide to Decision-Making on Business Conduct Issues”, our code of business conduct. “The Centex Way” promotes the highest ethical standards in all business dealings by our employees and satisfies the SEC’s requirements for a code of ethics for our executive officers. You can access and read each of these documents at our website, located at http://www.centex.com.

     Consistent board focus on the company’s key business priorities. Among the board’s major responsibilities are the selection, compensation and evaluation of the chief executive officer and the oversight of succession planning; providing assurance that processes are in place to promote compliance with law and high standards of business ethics; oversight of our strategic planning process; approval of all material transactions and financings; understanding our financial statements and other disclosures, and evaluating and changing where necessary the process for producing accurate and complete reporting; using its experience to advise management on major issues facing Centex; and evaluating the board’s performance and making appropriate changes where necessary.

     A board with direct access to management. Our directors communicate regularly with management, both in and outside the boardroom. The audit committee works directly with the director of our internal audit staff and with other members of our management involved in financial reporting. Broad management participation is encouraged in presentations to the board. Senior management and operations personnel making presentations frequently attend dinner meetings with the board on the eve of a board meeting. The board and its committees can hire (at Centex’s expense) their own financial, legal and other experts to assist them in addressing matters of importance to Centex. The compensation committee works directly with an independent executive compensation consultant.

     Pay-for-performance. Centex has linked the pay of its senior management team to performance. As described in greater detail in the compensation committee report included on page 15, the compensation committee adheres to this pay-for-performance philosophy. Stock-based incentives comprise a significant component of the senior management team’s overall compensation.

     A board that seeks continuous improvement. Newly elected board members are educated about our business and operations through a personal orientation with a senior management team member. Our board has also implemented a formal evaluation procedure to determine whether it is functioning effectively. Each director completes an assessment questionnaire covering a wide variety of topics relating to the chairman, the board and the board committees. Topics include financial oversight, succession planning, compensation, corporate governance, strategic planning, and board structure and role. Once completed, the directors return the questionnaires to Centex’s secretary, and the senior management team prepares a report of the results for the board to review. The board reviews the report and identifies steps to enhance its performance. Every Centex director completed a questionnaire for fiscal year 2004, and the board will review and discuss the results at its meeting immediately following the upcoming annual meeting of stockholders.

How the Director Nomination Process Works at Centex

     When a vacancy occurs on the board, or when the board determines to increase the number of directors, the governance committee will identify potential candidates to fill the vacancy or newly created directorship. The committee (1) assesses whether Centex needs another director or directors, (2) identifies the current and future needs of the board to ensure that a new director or directors will deliver maximum value to Centex and our stockholders and (3) prepares a goal profile of the skill set and desired attributes of preferred director candidates.

     The governance committee evaluates potential nominees it has identified, potential nominees suggested by stockholders and nominees for continued service as a director according to the same criteria, which are as follows:

     General. Decisions for nominating candidates are based on the business and corporate governance needs of Centex. If the need for a director exists, then candidates are evaluated on the basis of merit, qualifications, performance and competency.

     Board composition. The committee considers the composition of the entire board when evaluating individual directors, including the diversity of experience and background represented by the board; the need for financial, business, academic, public or other expertise on the board and its committees; and the desire for directors working cooperatively to represent the best interests of Centex, its stockholders and employees, and not any particular constituency.

     Age. No person may stand for election as a director if he or she is 70 years of age or older.

     Independence. A majority of our board must be comprised of independent directors as described above. The audit, compensation and governance committees must be comprised entirely of independent directors.

     Character and integrity. We seek directors with the highest personal and professional character and integrity who have outstanding records of accomplishment in diverse fields of endeavor, and who have obtained leadership positions in their chosen business or profession. Candidates should have demonstrated exceptional ability and judgment, and have substantial experience of relevance to Centex.

     Availability. Candidates must be willing and able to devote the necessary time to discharge their duties as a director, and should have the desire to represent and evaluate the interests of Centex as a whole. There is no fixed limit on the number of other boards on which a director may serve, but board memberships are considered along with other time commitments a prospective director may have and the effect this may have on his or her ability to serve effectively on our board.

     Conflicts. Candidates must be free of conflicts of interest that would interfere with their ability to discharge their duties as a director, or would violate any applicable law or regulation.

     Other. Candidates must also meet any other criteria as determined by the committee, which may differ from time to time.

     Once candidates are identified, background information on each candidate is distributed to members of the governance committee, which screens recommended candidates. Unless eliminated by the screening, the committee reports the candidates’ names to the board and requests comments from the other directors. The committee does not solicit director nominations. If it is actively considering adding a new director, or preparing to recommend a slate of existing directors for re-election, the board will consider recommendations sent by stockholders to Centex’s secretary that set forth:

(1)	the name and address of the stockholder who intends to make the nomination and of the person to be nominated;

(2)	a representation that the stockholder is a record holder of Centex stock entitled to vote at the annual meeting of stockholders and intends to appear in person or by proxy at the meeting to nominate the person specified;

(3)	a description of all arrangements or understandings between the stockholder and the nominee and other persons (naming such persons) pursuant to which the nomination is to be made by the stockholder;

(4)	any other information regarding the nominee proposed by the stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated by the board; and

(5)	the consent of the nominee to serve as a director of Centex if so elected.

     The governance committee has retained an executive search firm to work jointly with the committee to assist in assessing the specifications for directors to fill the vacancies created upon Mr. Hirsch’s retirement and that will be created upon Mr. Stoffel’s retirement, and in identifying potential nominees.

     The committee did not receive any recommendations for director nominees from any stockholder for inclusion in this year’s proxy statement.

Communicating With Our Board

     You can communicate with any member of our board of directors by sending the communication to Centex Corporation, Post Office Box 199000, Dallas, Texas 75201-9000, to the attention of the director or directors of your choice (e.g., “Attention: Lead Director” or “Attention: All Independent Directors,” etc.). We relay these communications addressed in this manner as appropriate. Communications addressed to the attention of “The Board of Directors” are forwarded to our lead director for review and further handling.

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

     The compensation program for our executive officers is administered by the compensation committee of our board of directors.

     Compensation Philosophy

     The specific components of executive compensation are structured to be performance-driven, market-based, stockholder-aligned and support the attainment of company strategic objectives. Centex is guided by the following principles in compensation plan design:

•	annual compensation should be set within reasonable ranges of the annual compensation for similar positions with similarly sized and similar types of companies that engage in one or more of the principal businesses in which Centex engages;

•	bonus payments should vary with Centex’s financial performance; and

•	a significant portion of compensation should be in the form of long-term incentive compensation that aligns the interests of executives with those of the stockholders and that creates rewards for long-term sustained company performance and the achievement of Centex’s strategic objectives.

     Structure of Plans

     The key elements of executive compensation are annual salary, annual cash bonus and long-term incentive compensation in the form of stock options, deferred cash awards, restricted stock or deferred stock units. All short-term and long-term incentive awards are strictly performance-based. The only exception would be an award of an option, restricted stock or deferred stock units in the event of a new hire.

     The executive officers of Centex are also eligible to receive other benefits, such as medical benefits and Profit Sharing Plan contributions, that are generally available to employees of Centex, and contributions under Centex’s Supplemental Executive Retirement Plan, or SERP.

     The compensation committee administers Centex’s annual cash bonus incentive plans, equity compensation plans, deferred compensation plan and LTIP, and is authorized under such plans to grant stock options, deferred cash awards, restricted stock and deferred stock units to directors and to selected employees of Centex and certain of its subsidiaries, partnerships and affiliates.

     The committee attempts to structure its compensation plans to named executive officers as performance-based compensation that is tax deductible. However, the committee may award compensation that is or could become non-deductible when such awards are in the best interest of Centex, balancing tax efficiency with long-term strategic objectives.

     Setting Base Salaries and Incentive Compensation Goals

     Annual salary levels for the executive officers of Centex are approved by the committee. Short-term incentive goals for the chief executive officer and the next four most highly paid executive officers of Centex, whom we refer to in this report as the Senior Management Team, are determined in accordance with the stockholder approved annual incentive compensation plan. Long-term incentive goals for the Senior Management Team and for senior officers of Centex and its principal subsidiaries are determined in accordance with stock plans, including those approved by the stockholders in 2001 and 2003, the LTIP and a deferred cash compensation plan. All short-term and long-term incentive awards are strictly performance-based. Performance goals for Centex are set at the beginning of a fiscal year, and are approved by the committee. If those goals are achieved, then appropriate awards are made in accordance with the plan. If they are not achieved, no awards are made.

     Following the conclusion of a fiscal year, the committee will review and make recommendations to the board of directors with respect to awards under the short-term and long-term incentive plans for the Senior Management Team and other officers of Centex. Board approval of these awards is a condition to their payout.

     Fiscal Year 2004 Actual Performance and Awards

     Incentive Bonus. The annual incentive bonus program for executive officers was structured to create financial incentives and rewards that are directly related to corporate performance during the fiscal year. For fiscal year 2004, the annual bonus paid to each member of the Senior Management Team was determined pursuant to metrics included in Centex’s stockholder approved annual incentive compensation plan. The metrics were an increase in net earnings over fiscal year 2003, which provided modest or no awards for increases below 20%, and return on beginning stockholders’ equity, which provided no awards for a return under 21%.

     Net earnings for fiscal year 2004 were a record $827.7 million, 49% over last year’s record net earnings, and the return on beginning stockholders’ equity was over 31%. The bonus payments were calculated in accordance with the approved plan, and were reviewed and approved by the committee and the board.

     Long-Term Compensation. Long-term incentive compensation awards, like annual cash bonuses, are performance-based. If the goals set by the committee at the beginning of a fiscal year are achieved during that fiscal year, then awards will be made in accordance with the plan approved by the committee. If the goals are not achieved, no awards will be made. For fiscal year 2004, potential long-term awards to members of the Senior Management Team were determined by reference to the percentage increase in fiscal 2004 net earnings over the prior fiscal year and the return on beginning stockholders’ equity for fiscal 2004, and set as a stock option opportunity for each officer. The potential maximum stock option awards to the Senior Management Team, taking into account the two-for-one stock split effected in March 2004, were: Mr. Hirsch – 456,000 shares; Mr. Eller – 432,000 shares; Mr. Echols – 180,000 shares; Mr. Smerge – 144,000 shares; and Mr. Stewart – 96,000 shares. Since Centex reported record net earnings for fiscal year 2004 of $827.7 million, an increase of 49% over the prior fiscal year, and a return on beginning stockholders’ equity in excess of 31%, each member of the Senior Management Team was entitled to the maximum number of options described above. Once granted, options become exercisable at the rate of 8-1/4% per quarter in the fiscal year in which granted, 8-1/4% per quarter in the following fiscal year and 8-1/2% per quarter in the third fiscal year.

     The compensation committee and the board, taking into account that Mr. Hirsch retired as of March 31, 2004, agreed with him that in lieu of options he would receive an additional cash payment for fiscal year 2004. That payment was made in May, immediately following a compensation committee meeting, and was $9,047,040, which is equal to the Black-Scholes valuation of 456,000 options based on the closing price of Centex common stock on the NYSE on March 31, 2004 ($54.06 per share). Mr. Hirsch requested no special awards on account of his retirement and, upon retirement, received only those benefits to which he was entitled in accordance with the terms of stockholder approved plans, earlier resolutions of the board of directors relating to all directors and existing Centex plans and policies.

     In addition, the compensation committee and the board, taking into account the plans of Mr. Smerge to retire at the end of calendar year 2004, agreed with him that in lieu of options he would receive a deferred cash award for fiscal year 2004. Payment of the award will be made after he retires, in January 2005. The payment will be $2,479,778, plus interest accrued on that amount under the deferred compensation plan. This amount is equal to the Black-Scholes valuation of 144,000 options based on the closing price of Centex common stock on the NYSE on May 13, 2004, the date of the compensation committee meeting at which the award was approved ($45.24 per share). The committee, the board and Mr. Smerge also agreed that for fiscal year 2005, to the extent that Senior Management Team members are entitled to receive stock options, Mr. Smerge will take cash in lieu of such options, employing the same Black-Scholes valuation as of the date of the compensation committee meeting in May 2005 to approve the awards. That payment will be made immediately following the meeting and will be three quarters of a full year’s award.

     For fiscal year 2004, the other members of the Senior Management Team received only one-half the number of stock options described above and, in lieu of the remainder of such stock options, received deferred cash awards and restricted stock as described below. The option awards for each of the other named executive officers were as follows: Mr. Eller – 216,000 shares; Mr. Echols – 90,000 shares; and Mr. Stewart – 48,000 shares. The replacement of 50% of the option awards with deferred cash and restricted stock was agreed to by the executive officers and the compensation committee to reduce the concentration of stock option awards in upper management and make the option shares that would have been awarded to the executive officers available for awards to employees outside of upper management.

     The other half of the executive officers’ potential awards was in the form of deferred cash compensation and restricted stock. The amount of the deferred cash compensation awarded was equal to approximately 25% of the potential award, and the amount of the restricted stock awarded was equal to approximately 25% of the potential award, based on the Black-Scholes value of the potential award on the date of grant. There is no difference in the expense charge for accounting purposes between deferred cash, restricted stock and options since all options granted after April 1, 2003 are being expensed.

     The deferred cash compensation awards for the other named executive officers were as follows: Mr. Eller – $1,859,907; Mr. Echols – $774,961; and Mr. Stewart – $413,313. The deferred cash compensation bears interest at Centex’s current blended borrowing cost, as determined quarterly by Centex’s treasurer. Such cost is currently 5.97%. The deferred cash compensation vests at the rate of 8-1/4% per quarter in the first and second fiscal years, and 8-1/2% per quarter in the third fiscal year, so that it is fully vested in three years. Payouts of vested amounts of deferred cash compensation will be made upon termination of the officer’s employment with Centex or pursuant to elections made by the officer at the time of grant or at limited times thereafter.

     The restricted stock awards for the other named executive officers were as follows: Mr. Eller – 41,112 shares; Mr. Echols – 17,130 shares; and Mr. Stewart – 9,136 shares. The restricted stock vests at the rate of 8-1/4% per quarter in the first and second fiscal years, and 8-1/2% per quarter in the third fiscal year, so that it is fully vested in three years. The executive officers will be entitled to normal cash dividends on the restricted stock.

     Fiscal Year 2005

     For the fiscal year ending March 31, 2005, both short-term and long-term awards will be solely performance-based, and the following metrics will be in employed under the stockholder approved plans relative to annual bonus opportunities and long-term compensation for the Senior Management Team: increase in revenues, increase in earnings, increase in margins and return on average stockholders’ equity.

     Other Matters

     In fiscal year 1995, the board approved the SERP for certain employees participating in the Profit Sharing Plan. Pursuant to the Internal Revenue Code, the Internal Revenue Service sets a limit (currently $205,000) of annual compensation that may be considered in determining, for the account of an eligible participant, Centex’s contribution to the Profit Sharing Plan. The SERP was established to eliminate the adverse treatment that higher-salaried employees receive under such rule by funding balances for each participant in an amount equal to the additional contribution that he or she would have received under the Profit Sharing Plan had 100% of his or her annual salary been eligible for a profit sharing contribution. Contributions accrued under the SERP for the benefit of the named executive officers vest under the same terms and conditions as the Profit Sharing Plan. Bonuses paid to participants are not included in making calculations for contributions made or accrued to recipients’ accounts under either the Profit Sharing Plan or the SERP.

     In fiscal year 2002, the board approved the LTIP for certain employees of Centex and its subsidiaries, partnerships and affiliates. Pursuant to the LTIP, participants may receive awards of deferred stock units representing the right to receive an equal number of shares of Centex common stock at the time the award is paid. Generally, awards vest at the rate of 8-1/4% per quarter in the first and second fiscal years and 8-1/2% in the third fiscal year, so that they are fully vested in three years, and are payable in seven years. Of the named executive officers, only Mr. Eller has received LTIP awards.

     Effective April 1, 2003, Centex began expensing all newly issued stock options under the fair value measurement provisions of Statement of Financial Accounting Standards No. 123, under which Centex will recognize compensation expense of a stock option award to an employee over the vesting period based on the fair value of the award on the grant date.

     In May 2003, a one-time award of 100,000 deferred stock units under the LTIP was made to Mr. Eller, in conjunction with his promotion to president and chief operating officer of Centex. This award will be converted into Centex common stock on April 1, 2008, provided Mr. Eller has remained employed in a senior management position with Centex through March 31, 2008. The award has increased to 222,200 deferred stock units as a result of adjustments made pursuant to the LTIP in respect of the spin-off of Centex Construction Products, Inc. and the two-for-one stock split described in the Summary Compensation Table below.

     In May 2004, the compensation committee recommended and the board approved amendments to certain of Centex’s compensation plans to provide for immediate vesting of outstanding grants and awards under the plans upon a recipient’s retirement if the recipient is at least 55 years old, has at least ten years of service with Centex or a subsidiary and the sum of age and years of service is at least 70.

     CEO Compensation

     The chief executive officer of Centex participates in the same compensation programs as the other executive officers, with each component of his compensation determined by the committee according to the same criteria. Incentive compensation to Mr. Hirsch for fiscal year 2004 was awarded in accordance with the existing incentive compensation plans.

Compensation and Management Development Committee

Thomas M. Schoewe, Chair
Dan W. Cook III
Clint W. Murchison, III

Compensation Committee Interlocks and Insider Participation

     None.

Compensation Tables

     The following table shows the cash and non-cash compensation for each of the last three fiscal years (or such shorter period of time during which the person was an executive officer) awarded to or earned by the individual who served as our chief executive officer during fiscal year 2004 and our four other most highly compensated executive officers at the end of fiscal year 2004. We refer to these individuals as the named executive officers.

Summary Compensation Table

		Annual Compensation		Long-Term Compensation Awards (1)
				Restricted Stock Awards			All Other Compensation ($)
					Deferred	Securities
				Restricted	Stock	Underlying	Profit
Name and Principal	Fiscal		Bonus	Stock	Units	Options	Sharing		Other
Position in Fiscal 2004	Year	Salary ($)	($) (2)	($) (3)	($) (4)	(#) (5)	Plan (6)	SERP (7)	Cash (8)
Laurence E. Hirsch,	2004	950,000	11,173,761	–	–	–	19,975	73,750	9,047,040	(10)
Chairman of the Board	2003	900,000	5,400,000	1,414,800	–	253,306	19,960	68,750	1,417,020
and Chief Executive	2002	850,000	4,100,000	1,000,440	–	479,950	16,975	66,125	–
Officer (9)

Timothy R. Eller,	2004	825,000	11,008,224	1,859,907	–	216,000	20,084	61,875	1,859,907
President and Chief	2003	800,000	6,786,772	1,221,821	8,141,113	218,754	20,069	56,875	1,758,458
Operating Officer and	2002	675,000	4,460,232	–	819,000	404,400	17,084	49,250	–
Director (11)

Leldon E. Echols,	2004	520,000	2,896,901	774,961	–	90,000	19,827	31,500	774,961
Executive Vice President	2003	500,000	1,600,000	558,492	–	99,990	19,811	29,375	559,350
and Chief Financial	2002	475,000	1,187,500	–	–	166,650	16,826	29,563	–
Officer

Raymond G. Smerge,	2004	395,000	2,234,752	–	–	–	20,134	19,252	2,572,197	(12)
Executive Vice President,	2003	380,000	1,215,000	446,794	–	79,992	20,118	17,500	916,530	(13)
Chief Legal Officer and	2002	360,000	900,000	–	–	159,984	17,133	18,325	–
Secretary

Robert S. Stewart,	2004	290,000	1,241,529	413,313	–	48,000	19,827	8,750	413,313
Senior Vice President –	2003	280,000	700,000	297,866	–	53,328	19,811	7,563	298,320
Strategic Planning and Marketing (14)

(1)	On January 30, 2004, in accordance with the terms of our stock compensation plans, we made equitable adjustments to all outstanding Centex stock options and deferred stock units to take into account the distribution by us to our stockholders on that date of all of our shares of Centex Construction Products, Inc. (now called Eagle Materials Inc.), our former construction products subsidiary. On March 12, 2004, we made proportionate adjustments to all outstanding Centex stock options and deferred stock units to take into account the two-for-one split of our common stock effected on that date. The stock option share numbers for fiscal years 2003 and 2002 under the column “Securities Underlying Options” reflect these adjustments. Each outstanding share of restricted stock issued under our 2001 Stock Plan, like all other outstanding shares of Centex common stock, was split into two shares of stock pursuant to our March 2004 two-for-one stock split.

(2)	Cash bonuses for services rendered in fiscal years 2004, 2003 and 2002 have been listed in the year earned but were paid in the following fiscal year.

(3)	The values shown in this column relate to shares of restricted stock awarded to the named executive officers under our 2001 Stock Plan. The awards have been listed in the fiscal year in which the related performance took place but were made in the following fiscal year. The values shown were calculated by multiplying the number of shares of restricted stock awarded by the closing price of Centex common stock on the NYSE on the date of the award. The total number of shares of restricted stock awarded were as follows: (a) for fiscal year 2004: Mr. Eller – 41,112 shares; Mr. Echols – 17,130 shares; and Mr. Stewart – 9,136 shares; (b) for fiscal year 2003 (without taking into account the March 2004 two-for-one stock split): Mr. Hirsch – 20,000 shares; Mr. Eller – 17,272 shares; Mr. Echols – 7,895 shares; Mr. Smerge – 6,316 shares; and Mr. Stewart – 4,211 shares; and (c) for fiscal year 2002 (without taking into account the March 2004 two-for-one stock split): Mr. Hirsch – 19,850 shares.

The shares of restricted stock vest over time according to the schedule set forth in the restricted stock award. The restricted stock awarded for fiscal years 2004 and 2003 vests at the rate of 8-1/4% per quarter in the fiscal year in which awarded, 8-1/4% per quarter in the following fiscal year and 8-1/2% per quarter in the third fiscal year, so that the stock is fully vested in three years. Mr. Hirsch was the only named executive officer who was awarded restricted stock for fiscal year 2002. His award provided for the vesting of all the shares of restricted stock on the fifth anniversary of the date of the award. The restricted stock is forfeited if, prior to the vesting date, the holder ceases to be an employee of Centex or its affiliates, but all shares of restricted stock vest immediately upon the holder’s death or disability or under certain limited circumstances upon retirement. Holders of restricted stock have the right to vote and receive dividends on the shares.

As of May 27, 2004, the record date for the annual meeting, the total number (as adjusted to reflect the March 2004 two-for-one stock split) and value (based on the closing price of Centex common stock on the NYSE on March 31, 2004) of shares of restricted stock held by the named executive officers, other than Mr. Hirsch, were as follows: Mr. Eller – 114,256 shares ($6,176,679); Mr. Echols – 27,712 shares ($1,498,111); Mr. Smerge – 8,464 shares ($457,564); and Mr. Stewart – 14,782 shares ($799,115). The values stated do not reflect any diminution in value attributable to the restrictions on the shares. All shares of restricted stock held by Mr. Hirsch fully vested upon his retirement from Centex on March 31, 2004. As of that date, Mr. Hirsch held a total of 119,800 shares of restricted stock (as adjusted to reflect the March 2004 two-for-one stock split) valued at $6,476,388 (based on the closing price of Centex common stock on the NYSE on that date).

(4)	The values shown in this column relate to deferred stock units awarded to Mr. Eller under our LTIP. The awards have been listed in the fiscal year in which the related performance took place but were made in the following fiscal year, unless otherwise noted below. The values shown were calculated by multiplying the number of deferred stock units awarded by the closing price of Centex common stock on the NYSE on the date of the award. The deferred stock units represent the right to receive on the payout date specified in the award a number of shares of Centex common stock equal to the number of units awarded, subject to certain vesting requirements. The units do not entitle Mr. Eller to receive dividends or to any other rights as a stockholder.

The amount shown for fiscal year 2003 represents two awards totaling 115,085 deferred stock units. Of these units, 15,085 were awarded for fiscal year 2003 performance and 100,000 were awarded in conjunction with Mr. Eller’s promotion to president and chief operating officer of Centex in April 2002. The 15,085 unit award vests at the rate of 8-1/4% per quarter in fiscal year 2004, 8-1/4% per quarter in fiscal year 2005 and 8-1/2% per quarter in fiscal year 2006. The 100,000 unit award will vest only if Mr. Eller remains in a senior management position with Centex through March 31, 2008. The amount shown for fiscal year 2002 represents an award of 16,250 deferred stock units. This award vests 25% on the date of grant and 25% on each anniversary of the date of grant so that it is fully vested on the third anniversary of the date of grant.

Except for the 100,000 unit award, the vested portion of each deferred stock unit award is payable on the seventh anniversary of the date of grant or, if earlier, on termination of Mr. Eller’s employment, and each award will vest immediately under certain limited circumstances upon Mr. Eller’s retirement. The 100,000 unit award is payable on April 1, 2008, but only if Mr. Eller remains in a senior management position with Centex through March 31, 2008.

The deferred stock units stated above in this footnote reflect the actual numbers of units awarded. The awards were subsequently adjusted as described in footnote 1 above. As of May 27, 2004, the record date for the annual meeting, Mr. Eller held a total of 291,826 deferred stock units valued at $15,776,114 (based on the closing price of Centex common stock on the NYSE on March 31, 2004), of which 38,144 units have vested.

(5)	Options shown for a fiscal year were granted effective in the following fiscal year, but are included for the fiscal year shown because the grants related to performance during that fiscal year. The options shown for fiscal years 2004 and 2003 are exercisable at the rate of 8-1/4% per quarter in the fiscal year in which granted, 8-1/4% per quarter in the following fiscal year and 8-1/2% per quarter in the third fiscal year. The options shown for fiscal year 2002 are exercisable 25% on the date of grant and 25% on the first three anniversary dates of the date of grant. All the options have a seven-year term. All of Mr. Hirsch’s options became immediately exercisable upon his retirement from Centex on March 31, 2004.

Centex has not issued any stock appreciation rights.

(6)	The amounts shown in this column represent Centex contributions to, and forfeitures allocated to, the accounts of the named executive officers pursuant to our Profit Sharing Plan. All such amounts are fully vested in the individuals, except for the amounts shown for Mr. Echols and Mr. Stewart, which are 40% vested as of March 31, 2004.

(7)	The amounts shown in this column represent Centex contributions to the accounts of the named executive officers pursuant to our SERP. All such amounts are fully vested in the individuals, except for the amounts shown for Mr. Echols and Mr. Stewart, which are 40% vested as of March 31, 2004.

(8)	The amounts shown in this column for Messrs. Eller, Echols and Stewart for fiscal year 2004, and for all the named executive officers for fiscal year 2003, represent (except as otherwise stated for Mr. Smerge for fiscal 2003 in footnote 13 below) deferred cash compensation subject to vesting requirements awarded to the named executive officers in lieu of a portion of the stock option awards to which they were entitled as long-term compensation for that fiscal year. The deferred cash compensation is included for the fiscal year in which the related performance took place, but was awarded in the following fiscal year. The deferred cash compensation vests at the rate of 8-1/4% per quarter in the fiscal year in which awarded, 8-1/4% per quarter in the following fiscal year and 8-1/2% per quarter in the third fiscal year. The deferred cash compensation bears interest at Centex’s current blended borrowing cost, as determined quarterly by Centex’s treasurer. Such cost (on a weighted average basis) was 6.28% for fiscal 2004. Interest earned on deferred cash compensation for the named executive officers for fiscal year 2004 was as follows: Mr. Hirsch – $88,992; Mr. Eller – $110,435; Mr. Echols – $35,128; Mr. Smerge – $28,103; and Mr. Stewart – $17,633. Payouts of vested amounts of deferred cash compensation will be made upon termination of the officer’s employment with Centex or pursuant to elections made by the officer at the time of grant or at limited times thereafter. Unvested amounts are subject to forfeiture upon termination of employment, except that all amounts immediately vest if employment terminates because of death, disability or vested retirement. Mr. Hirsch’s deferred cash compensation vested in full and was paid to him upon his retirement from Centex on March 31, 2004. Mr. Hirsch did not receive a deferred cash compensation award for fiscal year 2004, but did receive a cash award for fiscal 2004, as described in footnote 10 below. For fiscal year 2004, Mr. Smerge received a cash award payable in January 2005, as described in footnote 12 below.

(9)	Mr. Hirsch retired as an employee and resigned as chairman of the board, chief executive officer and a director of Centex effective March 31, 2004.

(10)	The amount shown for Mr. Hirsch for fiscal year 2004 represents a cash payment made to him in lieu of the stock option award to which he was entitled as long-term compensation for that fiscal year, as described in the compensation committee report included on page 15.

(11)	Mr. Eller was elected chairman of the board and chief executive officer of Centex effective April 1, 2004. In fiscal years 2004 and 2003, he served as president and chief operating officer of Centex. In fiscal year 2002, he was executive vice president of Centex and chairman, president and chief executive officer of Centex Homes.

(12)	The amount shown for Mr. Smerge for fiscal year 2004 consists of (a) a $2,479,778 deferred cash award made to him in lieu of the stock option award to which he was entitled as long-term compensation for fiscal 2004, payable in January 2005, as described in the compensation committee report included on page 15, and (b) $92,419 representing cash payments to him in connection with his exercise in fiscal 2004 of certain Centex stock options.

(13)	The amount shown for Mr. Smerge for fiscal year 2003 consists of (a) $447,480 of deferred cash compensation, as described in footnote 8 above, and (b) $469,050 representing cash payments to him in connection with his exercise in fiscal 2003 of certain Centex stock options.

(14)	Mr. Stewart’s employment with Centex commenced May 15, 2000, and he became an executive officer in fiscal 2003. Centex made a non-interest bearing loan, which is currently outstanding, to Mr. Stewart when he joined Centex, as described in more detail under “Certain Transactions” on page 26.

     The following table describes stock options granted to the named executive officers for fiscal year 2004.

Fiscal Year 2004 Option Grants

Potential Realizable
Value at Assumed
Annual Rates of Stock
Price Appreciation for
Individual Option Grants (1)					Option Term
	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise
	Options	Employees	Price	Expiration
Name	Granted (#)	in Fiscal Year	($/Sh)(2)	Date	5% ($)	10% ($)
Laurence E. Hirsch	–	–	–	–	–	–
Timothy R. Eller	216,000	11.9%	$45.24	5/14/11	3,978,720	9,270,720
Leldon E. Echols	90,000	4.9%	$45.24	5/14/11	1,657,800	3,862,800
Raymond G. Smerge	–	–	–	–	–	–
Robert S. Stewart	48,000	2.6%	$45.24	5/14/11	884,160	2,060,160

(1)	These options were granted under our 2001 Stock Plan effective as of May 14, 2004, but are included for fiscal year 2004 because the grants related to performance during that fiscal year. Accordingly, information regarding options granted effective May 14, 2003 relating to performance during fiscal year 2003 (which was disclosed in our 2003 proxy statement under “Option/SAR Grants in Last Fiscal Year”) is not included in this table, but is included in the Summary Compensation Table above for fiscal year 2003.

(2)	These options were granted at an exercise price of $45.24 per share, which was equal to the closing price of Centex common stock on the NYSE on May 13, 2004. The options become exercisable at the rate of 8-1/4% per quarter in the fiscal year in which granted, 8-1/4% per quarter in the following fiscal year and

     8-1/2% per quarter in the third fiscal year, and also become exercisable upon a change in control of Centex, as defined in the 2001 Stock Plan.

     The following table shows information with respect to stock options exercised by the named executive officers in fiscal year 2004 and stock options held by them at March 31, 2004.

Fiscal Year 2004 Option Exercises and Fiscal Year-End Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at		In-the-Money Options
			Fiscal Year-End (#) (1)		at Fiscal Year-End ($) (2)
	Shares	Value
	Acquired on	Realized
Name	Exercise (#)	($)(3)	Exercisable	Unexercisable	Exercisable (4)	Unexercisable
Laurence E. Hirsch (5)	–	–	3,127,006	–	118,880,329	–
Timothy R. Eller	–	–	1,699,738	519,472	65,265,663	16,288,324
Leldon E. Echols	–	–	341,302	258,638	12,337,093	8,581,842
Raymond G. Smerge	183,700 (6)	8,952,059 (7)	30,842	205,580	726,122	6,541,620
Robert S. Stewart	–	–	124,254	106,834	4,383,004	3,400,125

(1)	The share numbers in this column take into account (a) equitable adjustments made to all Centex stock options outstanding on January 30, 2004 in respect of the distribution to Centex stockholders of shares of Centex Construction Products, Inc. (now called Eagle Materials Inc.) on that date and (b) proportionate adjustments made to all Centex stock options outstanding on March 12, 2004 in respect of the two-for-one split of Centex common stock effected on that date.

(2)	Represents the difference between the closing price of Centex common stock on the NYSE on March 31, 2004 ($54.06 per share) and the exercise price of the option, multiplied by the number of shares covered by the option, and includes, if applicable, a cash bonus payable in connection with the exercise of the option at the time of exercise as described in footnote 4 below.

(3)	Represents the difference between the closing price of Centex common stock on the NYSE on the date of exercise of the option and the exercise price of the option, multiplied by the number of shares acquired on exercise.

(4)	Amounts include the following cash payments to be made in connection with the exercise of certain of the stock options at the time of exercise: Mr. Hirsch – $2,321,463; and Mr. Eller – $1,639,226.

(5)	Does not include 400,000 shares of Centex common stock acquired by Mr. Hirsch upon conversion of a Centex debenture in May 2003, as described under “Certain Transactions” on page 26.

(6)	Represents the actual number of shares acquired, without taking into account the March 2004 two-for-one stock split.

(7)	Amount includes $92,419 in cash payments made to Mr. Smerge upon his exercise of certain of the stock options.

Equity Compensation Plans

     The following table sets forth information about our equity compensation plans, other than tax qualified plans, as of March 31, 2004.

(c)
Number of
securities
	(a)		remaining available
	Number of		for future issuance
	securities to be	(b)	under equity
	issued upon	Weighted-average	compensation plans
	exercise of	exercise price of	[excluding
	outstanding	outstanding	securities
	options, warrants	options, warrants	reflected in
Plan Category	and rights	and rights	column (a)]
Equity compensation plans approved by our stockholders (1) (2)	8,803,956 (3)	$16.78	8,294,568 (3)

Equity compensation plans not approved by our stockholders (2)(4)	9,481,975 (5)	$21.50 (5)	533,286 (5)

Total	18,285,931		8,827,854

(1)	These plans consist of our 2003 Equity Incentive Plan, 2001 Stock Plan and 1987 Stock Option Plan. The 2003 Equity Incentive Plan provides for the grant of stock options, stock awards, restricted stock, stock units, cash and performance awards. The 2001 Stock Plan and the 1987 Stock Option Plan provide for the grant of stock options and restricted stock. Our compensation committee administers these plans and has the authority to make grants thereunder.

(2)	All the plans provide for immediate vesting of outstanding grants and awards upon a change in control of Centex, as defined in the plans.

(3)	Of the amount shown in column (a), 1,987,084 shares relate to the 2001 Stock Plan and 6,816,872 shares relate to the 1987 Stock Option Plan. As of March 31, 2004, no grants or awards had been made under the 2003 Equity Incentive Plan. Of the amount shown in column (c), 6,665,970 shares remain available under the 2003 Equity Incentive Plan and 1,628,598 shares remain available under the 2001 Stock Plan. No shares remain available under the 1987 Stock Option Plan.

(4)	These plans consist of our 1998 Employee Non-Qualified Stock Option Plan and LTIP. The 1998 Employee Non-Qualified Stock Option Plan provides for the grant of stock options to employees of Centex and its affiliates, other than officers and directors of Centex. All options are granted with an exercise price equal to the fair market value of Centex common stock on the date of grant. The LTIP provides for the award of deferred stock units convertible into shares of Centex common stock at a payout date specified in the award. Generally, awards vest over a three-year period and are paid seven years after the date of award or, if earlier, on termination of employment. Our compensation committee administers these plans and has the authority to make grants and awards thereunder. The compensation committee is permitted to make an early payout of LTIP awards in its discretion.

(5)	Of the amount shown in column (a), 8,393,401 shares relate to the 1998 Employee Non-Qualified Stock Option Plan and 1,088,574 shares relate to the LTIP. Of the amount shown in column (c), 514,088 shares remain available under the 1998 Employee Non-Qualified Stock Option Plan and 19,198 shares remain available under the LTIP. The exercise price shown in column (b) relates only to options outstanding under the 1998 Employee Non-Qualified Stock Option Plan.

Performance Graph

     The following graph compares the yearly change in the cumulative total stockholder return on Centex common stock during the five fiscal years ended March 31, 2004 with the S&P 500 Index and the S&P Home Building Index. The comparison assumes $100 was invested on March 31, 1999 in Centex common stock and in each of the foregoing indices, and assumes reinvestment of dividends. This graph is not intended to forecast the future performance of our common stock and may not be indicative of such future performance.

Centex Corporation

	1999	2000	2001	2002	2003	2004
Centex Corporation	$100	$72	$126	$158	$166	$368

S & P 500 Index	$100	$118	$92	$93	$70	$94

S & P HB Index	$100	$81	$141	$177	$186	$396

Comparative Five Year Cumulative Total Stockholder Return

CERTAIN TRANSACTIONS

     Laurence E. Hirsch retired as an employee and resigned as chairman of the board, chief executive officer and a director of Centex effective March 31, 2004. Mr. Hirsch’s employment agreement with Centex, which had been in effect since 1985, terminated upon his retirement, and Centex has no further obligations under the agreement.

     In May 1985, Centex sold to Mr. Hirsch a debenture in the principal amount of $2,100,000. The debenture was to mature in March 1995, but its maturity date was subsequently extended to March 2010. The debenture bore interest at a fluctuating rate equal to the rate of interest on the bank loan described below. The debenture was subordinated to all senior debt of Centex and was convertible into 400,000 shares of Centex common stock at a price of $5.25 per share (the closing price of Centex common stock on the NYSE on May 6, 1985, as adjusted for the two-for-one splits of Centex common stock in August 1992 and March 1998). Centex guaranteed a bank loan made to Mr. Hirsch in an amount necessary to purchase the debenture. On May 29, 2003, Mr. Hirsch converted the debenture into 400,000 shares of Centex common stock. In connection with the conversion, Mr. Hirsch paid the bank loan in full, and Centex’s guarantee was cancelled.

     David W. Quinn retired as vice chairman of our board and an employee of Centex on March 31, 2002. In connection with his retirement, Centex entered into a consulting agreement with Mr. Quinn pursuant to which he provided Centex with consulting services related to acquisitions and dispositions, strategic, financial and structural planning and certain pending litigation. The agreement provided for annual compensation of $400,000 commencing April 1, 2002 and continuing for the first 24 months of the five-year term of the agreement. Centex and Mr. Quinn mutually terminated the consulting agreement effective March 31, 2004. The termination agreement provides that Centex will (a) continue, through March 31, 2007, to provide Mr. Quinn with the medical and dental coverages that were provided to him as an employee of Centex at March 31, 2002, subject to any changes of general application in the medical and dental programs, and (b) continue to pay to him all deferred compensation owing to him relating to his prior employment. Mr. Quinn continues to serve as a director of Centex with a term scheduled to expire at the upcoming annual meeting. He receives the same compensation as other non-employee directors for his services as a director.

     Centex entered into an employment agreement with Leldon E. Echols, our executive vice president and chief financial officer, when he joined Centex in June 2000. The agreement provides for (a) a term that at all times has a remainder of two years, (b) discretionary bonuses and certain other fringe benefits, (c) the payment to Mr. Echols of two years’ base salary if his employment is terminated for any reason other than by Centex for cause and other than by his voluntary resignation at a time when Centex is not in breach of the agreement and (d) if Mr. Echols voluntarily resigns, or Centex terminates his employment for any reason other than cause, within two years after the occurrence of a change in control of Centex, the payment to him of two years’ base salary plus his average bonus for the two fiscal years preceding the fiscal year in which the change in control occurred. The agreement also provides for a minimum annual base salary of $535,000 commencing April 1, 2004.

     In fiscal 2003, Mr. Echols obtained an $821,000 loan from CTX Mortgage Company, LLC, a wholly-owned indirect subsidiary of Centex, to refinance a mortgage on his principal residence. On April 1, 2003, the outstanding amount of the loan was $818,000. The loan was sold by CTX Mortgage to a third party in May 2003. The loan was made in the ordinary course of business, was made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons not affiliated with Centex, and did not involve more than the normal risk of collectability or present other unfavorable terms.

     Centex loaned $350,000 to Robert S. Stewart, our senior vice president – strategic planning and marketing, when he joined Centex in May 2000. Mr. Stewart relocated to Dallas when he joined Centex and used the proceeds of the loan to purchase his Dallas residence. The loan, which is unsecured, does not bear interest and is payable in one installment on November 15, 2005. The carrying cost to Centex is deemed to be its blended borrowing cost, which was 6.28% for fiscal 2004.

     In April 2003, Mark D. Kemp, our vice president – controller, obtained a $376,750 loan from CTX Mortgage Company, LLC to refinance a mortgage on his principal residence. The loan was sold by CTX Mortgage to a third party in May 2003. The loan was made in the ordinary course of business, was made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons not affiliated with Centex, and did not involve more than the normal risk of collectability or present other unfavorable terms.

     In fiscal 2004, Timothy R. Eller, our chairman of the board and chief executive officer, contracted to purchase a home in Montefaro, a luxury community in La Jolla, California, from Centex Homes. The transaction is scheduled to close in summer 2004. The purchase price to be paid is $2,220,542. As determined by the audit committee, this purchase transaction was made in the ordinary course of business, was made on substantially the same terms, including purchase price, as those prevailing at the time for comparable transactions with other persons not affiliated with Centex, and did not present any unfavorable terms to Centex Homes.

AUDIT COMMITTEE REPORT

To the Board of Directors of Centex Corporation:

     We have reviewed and discussed with management Centex Corporation’s audited financial statements as of and for the fiscal year ended March 31, 2004.

     We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

     We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence. We have also considered whether the auditors’ provision of non-audit services to Centex Corporation and its affiliates is compatible with the auditors’ independence.

     Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in Centex Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2004.

Audit Committee

Barbara T. Alexander, Chair
Thomas J. Falk
Frederic M. Poses
Paul T. Stoffel
May 13, 2004

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Ernst & Young LLP acted as our independent auditors to audit our books and records for fiscal year 2004, and the audit committee has appointed Ernst & Young as our independent auditors for fiscal year 2005, subject to ratification by Centex stockholders.

     Our corporate governance guidelines provide that our stockholders will have the opportunity to ratify the appointment of our independent auditors. The guidelines provide for this opportunity because we believe ratification of the appointment is good corporate practice and because the audit of our books and records is a matter of importance to our stockholders. If our stockholders do not ratify the appointment, the audit committee will reconsider whether or not to retain Ernst & Young, but still may retain them. Even if the appointment is ratified, the audit committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of Centex and our stockholders.

     Representatives of Ernst & Young are expected to be present at the annual meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

Recommendation of the Board

     Our board unanimously recommends a vote FOR the ratification of the appointment of Ernst & Young as auditors for fiscal year 2005.

Audit Fees

     The audit committee is directly responsible for the appointment, compensation, retention and oversight of the work of Ernst & Young, our independent auditors. Ernst & Young reports directly to the audit committee. The audit committee has adopted policies and procedures for pre-approving all audit and permissible non-audit services performed by Ernst & Young after May 6, 2003. Under these policies, the committee pre-approves the use of audit and specific permissible audit-related and non-audit services up to certain dollar limits. Services that do not come under this authority must be pre-approved separately by the committee or, for services that do not exceed $200,000, by a member of the committee. Any such member must report the pre-approval at the next audit committee meeting. In determining whether or not to pre-approve services, the audit committee determines whether the service is a permissible service under the SEC’s rules, and, if permissible, the potential effect of such services on the independence of Ernst & Young.

     The following table presents the aggregate fees billed for professional services by Ernst & Young in the last two fiscal years:

Type of Fees	Fiscal 2004	Fiscal 2003
	(in thousands)	(in thousands)
Audit Fees	$2,542	$1,630
Audit-Related Fees	222	154
Tax Fees	13	22
All Other Fees	–	–

Total	$2,777	$1,806

As used in the table:

•	“Audit Fees” are fees for professional services rendered by Ernst & Young for the audit of our financial statements included in our Form 10-K report and the review of our financial statements included in our Form 10-Q reports or services that are normally provided by Ernst & Young in connection with statutory and regulatory filings or engagements.

•	“Audit-Related Fees” are fees for assurance and related services by Ernst & Young that are reasonably related to the performance of the audit or review of the financial statements, including audits of employee benefit plans, accounting consultations, procedures performed related to securitizations and services with assisting us in preparing for Section 404 of the Sarbanes-Oxley Act.

•	“Tax Fees” means fees for professional services rendered by Ernst & Young for tax compliance, tax advice and tax planning.

•	“All Other Fees” includes all other fees for products and services provided by Ernst & Young.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file initial reports of ownership, reports of changes in ownership and annual reports of ownership with the SEC and the NYSE. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file with the SEC.

     Based solely on our review of the copies of such reports received by us with respect to fiscal year 2004 or written representations from certain reporting persons, we believe that our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, have complied with all filing requirements of Section 16(a) for fiscal year 2004 applicable to such persons.

Stockholder Proposals

     Our 2005 annual meeting of stockholders is scheduled to be held on July 14, 2005. In order to be considered for inclusion in our proxy material for that meeting, stockholder proposals must be received at our executive offices, addressed to the attention of Centex’s secretary, not later than February 11, 2005.

     For any proposal that is not submitted for inclusion in our proxy material for the 2005 annual meeting of stockholders but is instead sought to be presented directly at that meeting, Rule 14a-4(c) under the Securities Exchange Act of 1934 permits our management to exercise discretionary voting authority under proxies it solicits unless we are notified about the proposal on or before April 27, 2005 and the stockholder submitting the proposal satisfies the other requirements of Rule 14a-4(c). Our bylaws also provide that, to be considered at the 2005 annual meeting, a stockholder proposal relating to the nomination of a person for election as a director must be submitted in writing and received by Centex’s secretary at our executive offices no later than April 15, 2005, and must contain the information specified by and otherwise comply with our bylaws. Any stockholder wishing to receive a copy of our bylaws should direct a written request to Centex’s secretary at our principal executive offices.

Electronic Delivery of Future Annual Reports and Proxy Statements

     If you wish to receive future proxy materials and annual reports over the Internet instead of receiving copies in the mail, follow the instructions provided when you vote through the Internet. If you vote by telephone, you will not have the option of electing electronic delivery while voting. If you elect electronic delivery, we will discontinue mailing proxy materials and annual reports to you beginning next year and send you an e-mail message notifying you of the Internet address or addresses where you may access the proxy materials and annual report.

Form 10-K

     Stockholders entitled to vote at the annual meeting may obtain a copy our Annual Report on Form 10-K for the fiscal year ended March 31, 2004, including the financial statements, required to be filed with the SEC, without charge, upon written or oral request to Centex Corporation, Attention: Raymond G. Smerge, Secretary, 2728 N. Harwood, Dallas, Texas 75201, (214) 981-5000.

Centex Website

     In this proxy statement, we state that certain information and documents are available on the Centex website. These references are merely intended to suggest where additional information may be obtained by our stockholders, and the materials and other information presented on our website are not incorporated in and should not otherwise be considered part of this proxy statement.

By Order of the Board of Directors

RAYMOND G. SMERGE
Executive Vice President, Chief Legal
Officer and Secretary
Dallas, Texas June 11, 2004

CENTEX CORPORATION

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1.	Election of directors listed below to serve until the Annual Meeting of Stockholders in 2007.

FOR all nominees listed below (except as marked to the contrary).	☐	WITHHOLD AUTHORITY to vote for all nominees listed below.	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write the nominee’s name in the space provided below.)
01 Clint W. Murchison III, 02 Frederic M. Poses, 03 David W. Quinn

THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.

The Board of Directors recommends that you vote FOR the election of all the nominees in Item 1 and FOR Item 2.

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of independent auditor for fiscal year 2005.	☐	☐	☐

3.	In their discretion, on such other business as may properly be brought before the meeting or any adjournment thereof.

Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.

Signature	Signature	Date

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 and, in the discretion of the named proxies, upon such other business as may properly be brought before the meeting or any adjournment thereof. By executing this proxy, the undersigned hereby revokes prior proxies relating to the meeting.

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CENTEX CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Annual Meeting of Stockholders — July 15, 2004

The undersigned hereby appoints Timothy R. Eller and Frederic M. Poses (acting jointly or, if only one be present, by that one alone), and each of them, proxies, with full power of substitution to each, to vote, as specified on the reverse side, at the Annual Meeting of Stockholders of Centex Corporation (“Centex”) to be held July 15, 2004, or any adjournment thereof, all shares of common stock of Centex registered in the name of the undersigned at the close of business on May 27, 2004.

If the undersigned has voting rights with respect to shares of Centex common stock under a Centex profit sharing and retirement plan (the “Plan”), then the undersigned hereby directs the trustee of the Plan to vote the shares allocated to the undersigned’s account under the Plan on all matters coming before the Annual Meeting, and at any adjournments or postponements thereof, in accordance with the instructions given herein (or if no instructions are given, as described in the following paragraph).

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ON THE BALLOT ON THE REVERSE SIDE, BUT IF NO INSTRUCTIONS ARE INDICATED, THEN THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN ITEM 3.

By execution of this proxy, you hereby acknowledge receipt herewith of Notice of Annual Meeting and Proxy Statement for the July 15, 2004 Annual Meeting.

READ, EXECUTE AND DATE REVERSE SIDE AND MAIL IN THE ENCLOSED ENVELOPE.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

Address Change/Comments (Mark the corresponding box on the reverse side)

▲   FOLD AND DETACH HERE   ▲

This proxy is being solicited by the Board of Directors of Centex Corporation. To ensure representation of your shares at Centex’s Annual Meeting of Stockholders, you must vote and submit the proxy by telephone, over the Internet or by marking and returning the proxy card in the enclosed envelope.

PLEASE TEAR OFF AND DISCARD THIS STUB.